Exhibit 4.41
Date: Nov. 27, 2007
NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED
and
BEST WHOLE HOLDINGS LIMITED

Equity Transfer Agreement

Equity Transfer Agreement
This Agreement was executed on Nov. 30, 2007 by following parties:
(1)	NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED (the Seller) is a company incorporated under laws of Cayman Islands with the registration address at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands and the business address at Suites 1506-1508, One Exchange Square, 8 Connaught Place, Hong Kong
(2)	BEST WHOLE HOLDINGS LIMITED (the Buyer) is a company incorporated under laws of HK SAR with the registration address at Suites 1506-1508, One Exchange Square, 8 Connaught Place, Hong Kong
Whereas:
(A)	Shenzhen Namtek Co., Ltd. (the Company) is a Wholly Foreign Owned Enterprise (WFOE) registered in Shenzhen of the PRC with the registration number of 308938 (copy of the business license is enclosed in the appendix hereof). The Seller owns all registered capital of the Company.
(B)	The Buyer is a subsidiary indirectly wholly held by the Seller (the Seller holds the whole equity of Joy Holdings Limited, a company incorporated under the laws of British Virgin Islands, while the Joy Holdings Limited holds the whole equity of the Buyer.)
(C)	In accordance with the consideration and articles stipulated hereby, the Seller wants to sell 100% equity (Equity Being Transferred) of the company and the Buyer wants to buy 100% equity held by the Seller.
Witness that both parties do mutually agree as follows:
1. Sale of Equity and Consideration
1.1.	The Seller agrees to sell and the Buyer agrees to buy the Equity Being Transferred. The transfer shall be completed (Delivery) after being approved by relevant government approval authority (or other date agreed by the two parties). The sale of the Equity Being Transferred shall not be restricted by any security interest, equity, option, claim of right, or any third party right of any nature (including but not limited to preemption), all rights attached to the Equity Being Transferred (including but not limited to the right to obtain dividends or other distributions announced or paid at or after the value day) shall be transferred at the same time.

1.2.	The total consideration of the Equity Being Transferred is USD 800,000.
2. Delivery
2.1.	The Equity Being Transferred is deemed to be delivered from the Seller to the Buyer at the time of all the following issues being settled:
(a)	The Seller shall deliver or urge the Company to deliver to the Buyer with the instruments of ratification of equity transfer approved by relevant government authorities under the terms and conditions hereof and the new instrument of ratification of foreign-funded enterprise of the Company issued by relevant government authority, which can reflect that the Equity Being Transferred has been transferred to the Buyer and the Buyer has held 100 per cent equity of the Company.
(b)	On matters concerning equity transfer hereunder, the Company has registered in registration office for alteration of industrial and commercial registration, and obtained the new business license with transferred equity urged by the Seller; and
(c)	The Buyer has paid the consideration to the Seller with the way agreed by the two parties after above provision (a) and (b) of Article 2.1 is realized
3. Guarantee
The Seller guarantees to the Buyer as follows:
(a)	The capital corresponding to the Equity Being Transferred has been fully paid;
(b)	The Seller is the only legal and beneficial owner of the Equity Being Transferred, and the Equity Being Transferred is not restricted by any security interest, option, equity, claim of right or any other third party right of any nature (including but not limited to preemption); and
(c)	The Seller has the right to dispose the Equity Being Transferred.

4. Entire Agreement
This Agreement constitutes the entire agreement and understanding pertaining to the selling and buying of the Equity Being Transferred, the two parties agree as follows:
(a)	Any presentation, guarantee or promise made by one party depending on the other party in order to sign this agreement shall be clearly set forth or referred to herein;
(b)	Any party is entitled to claim for any violation of guarantees hereunder by the other party, nevertheless, the party has no remedial right or the right to claim for any mispresentation (no matter due to negligence or other reasons, or before and /or in the process of signing this Agreement) or false statement made by the other party;
(c)	This Article shall not rule out any liability or remedy for non-mispresentation.
5. Effectiveness and Corresponding Texts
5.1.	This Agreement shall take effect from the date of all instruments of ratification needed by the sale of the Equity Being Transferred are obtained.
5.2.	Corresponding to this Agreement, the two parties may execute several different texts, each of them is the original with the same legal effect.
6. Further Guarantee
For the purpose of enabling the Buyer to obtain all benefits of the assets and rights & interests to be transferred hereunder, and implementing and/or performing this Agreement and the transaction described herein, the Seller agrees to take (or urge to take) any further action, sign and deliver (or urge to sign or deliver) further instrument stipulated by laws or properly required by the Buyer no mater on or after the value day.
7. Severability

If any of the provisions of this Agreement is determined to be invalid or unenforceable, this provision (only limited to invalid or unenforceable scope) will lose its law effect, and shall not be deemed as a part hereof, nevertheless, it shall not invalid this Agreement or other provisions hereof. The two parties shall make all reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable provision that comes closest to expressing the true intent of such invalid or unenforceable provision.
8. Alteration
Any alteration of This Agreement (or any document referred to herein) shall only be made by written instrument signed by both parties. “Alteration” herein includes any alteration, supplement, cut down or replacement of the agreement.
9. Governing Law and Arbitration
9.1	This Agreement shall be governed and interpreted by the laws of the People’s Republic of China.
9.2	Any dispute in connection with this Agreement shall be settled by friendly discussion. If the dispute is not settled by the two parties within ninety (90) days after one party has sent a written notice to the other party to inform the exist of such dispute, any party may submit the dispute at any time to China International Economic and Trade Arbitration Committee (“Committee”) for arbitration, which shall be conducted in accordance with the Committee’s arbitration rules in effect at the time of applying for arbitration. The arbitral tribunal shall be composed of three (3) arbitrators, each (1) of them shall be assigned by the Seller and the Buyer, and the third (3) arbitrator is assigned by the Committee. The arbitration procedure shall be carried out in Chinese in Shenzhen. The arbitration decision shall be the final decision and should be binding on both parties. Except otherwise decided by the arbitral tribunal, the arbitration fee and expenditure shall be borne by the losing party.

Appendix
Business license of the Company
Legal Representative
Business License
Registration No. WFOE Yue No. 308938
Established Date: Dec. 20, 1995
     Counterpart:
     Registration Authority: Shenzhen Industrial and Commercial Administration Bureau
Mar. 23, 2006
Annual inspection of 2004 is finished
No. 0938416
Name: Shenzhen Namtek Co., Ltd.
Address: C1204-1206 Ming Wah International Convention Center, No.8 Guishan Road, Shekou Industrial Zone, Nanshan
District, Shenzhen
Legal Representative: Mr. Kazuhiro Asano
Registered Capital: USD 800, 000 (Paid-in Capital: HKD USD 800, 000)
Business Type: Wholly Foreign Owned Enterprise
Business Line: develop the software for electronic products (except restricted projects). All products are exported.
Branch

Valid term of this business license	From Dec. 20, 1995
To Dec. 20, 2010
(It shall be inspected in the registration office every year from March 1st to June 30th. This would not be notified later)

In WITNESS HEREOF, the parties hereto have executed this Agreement the day and year first written above.
This Agreement shall be executed by a representative authorized by each of the parties.

Signed on behalf of	/s/ Connie Sit
(NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED)	Name: Connie Sit
Title: Authorized representative

Signed on behalf of	/s/ Thomas Lai
(BEST WHOLE HOLDINGS LIMITED)	Name: Thomas Lai
Title: Authorized representative